Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Preliminary Prospectus Supplement dated September 4, 2012

Registration No. 333-162822

Final Term Sheet

Vale S.A.

US$1,500,000,000

5.625% Notes due 2042

Issuer:	Vale S.A.

Title of Securities:	5.625% Notes due 2042 (the “Securities”).

Aggregate Principal Amount:	US$1,500,000,000.

Price to Public:	99.198% of the principal amount.

Gross Proceeds:	US$1,487,970,000.

Annual Interest Rate:	5.625%.

Maturity:	September 11, 2042.

Interest Payment Dates:	Payable semi-annually on March 11 and September 11, commencing on March 11, 2013.

Yield to Maturity:	5.681%.

Benchmark:	UST 3.000% due May 2042.

Benchmark Treasury Spot and Yield:	106-16 and 2.681%.

Spread to Treasury:	300.00 bps

Pricing Date:	September 4, 2012

Settlement Date:	September 11, 2012 (T+5 US business days)

Ratings*:	A- / Baa2 / BBB+ / BBB (high) (Standard & Poor’s / Moody’s / Fitch / DBRS)

Minimum Denominations:	US$2,000/US$1,000

Make-Whole Call Spread:	UST + 45 bps

Joint Bookrunners:	BB Securities Ltd. Banco Bradesco BBI S.A. Citigroup Global Markets Inc. J.P. Morgan Securities LLC Santander Investment Securities Inc.

Format:	SEC Registered

CUSIP:	91912E AA3

ISIN:	US91912EAA38

Listing:	Issuer will apply to list the Securities on the New York Stock Exchange.

*A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The offer and sale of the Securities to which this final term sheet relates have been registered by Vale S.A. by means of a registration statement on Form F-3 (Registration No. 333-162822).

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. at 1-800-831-9146, J.P. Morgan Securities LLC at 1-866-846-2874 (each toll-free in the United States) or Santander Investment Securities Inc. at 1-212-407-0995 or, if calling from outside the U.S., by calling collect BB Securities Ltd. at +44 (20) 7367-5800 Att. Operations Department or Banco Bradesco BBI S.A. at 1-212-888-9145.

ANY OFFER OR SALE OF THE NOTES IN ANY MEMBER STATE OF THE EUROPEAN ECONOMIC AREA WHICH HAS IMPLEMENTED DIRECTIVE 2003/71/EC (THE “PROSPECTUS DIRECTIVE”) MUST BE ADDRESSED TO QUALIFIED INVESTORS (AS DEFINED IN THE PROSPECTUS DIRECTIVE).